Exhibit 99.1

News Release | April 14, 2023 Wells Fargo Reports First Quarter 2023 Net Income of $5.0 billion, or $1.23 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Mar 31, 2023	Mar 31, 2022
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,729	17,728
Noninterest expense	13,676	13,851
Provision for credit losses[1]	1,207	(787)
Net income	4,991	3,788
Diluted earnings per common share	1.23	0.91
Selected Balance Sheet Data ($ in billions)
Average loans	$948.7	898.0
Average deposits	1,356.7	1,464.1
CET1[2]	10.8%	10.5
Performance Metrics
ROE[3]	11.7%	8.7
ROTCE[4]	14.0	10.4

Operating Segments and Other Highlights

	Quarter ended	Mar 31, 2023 % Change from
($ in billions)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Average loans
Consumer Banking and Lending	$338.3	—%	4
Commercial Banking	222.8	2	15
Corporate and Investment Banking	294.7	(1)	4
Wealth and Investment Management	83.6	(1)	(1)
Average deposits
Consumer Banking and Lending	841.3	(3)	(5)
Commercial Banking	170.5	(3)	(15)
Corporate and Investment Banking	157.6	1	(7)
Wealth and Investment Management	126.6	(11)	(32)
Capital
◦Repurchased 86.4 million shares, or $4.0 billion, of common stock in first quarter 2023

Chief Executive Officer Charlie Scharf commented, “We had strong results in the first quarter including revenue growth from both the fourth quarter and a year ago, and we continued to make progress on our efficiency initiatives. Delinquencies and net charge-offs continued to slowly increase, as expected. Our CET1 ratio, which was already strong, increased and we resumed our repurchase program, buying back $4 billion in common stock.”

“We are glad to have been in a strong position to help support the U.S. financial system during the recent events that impacted the banking industry. Regional and community banks are an important part of our financial system and are uniquely positioned to serve their customers and communities. We believe our own franchise offers many benefits including operating at a broad scale with a large branch network. Our customers benefit from our size and the range of banking services we provide, which helps us build a full relationship with individuals and companies. Our diversified business model, strong capital position, mix of deposits, access to funding sources, and continued focus on financial and credit risk management allow us to support our customers throughout economic cycles,” Scharf added.

“Looking ahead, we continue to move forward on our risk and control agenda, which is our top priority. While we have made progress, our work is not done, and we remain focused on completing the work in a timely fashion. At the same time, we are executing on our other strategic objectives, including developing improved products and services to better serve our customers, investing in our communities, and generating appropriate risk-adjusted returns,” Scharf concluded.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
1 Includes provision for credit losses for loans, debt securities, and interest-earning deposits with banks.
2 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 26-27 of the 1Q23 Quarterly Supplement for more information on CET1. CET1 for March 31, 2023, is a preliminary estimate.
3 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 1Q23 Quarterly Supplement.

In first quarter 2023, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. We adopted ASU 2018-12 with retrospective application, which required revision of prior period financial statements. Prior period risk-based capital and certain other regulatory related metrics were not revised. For additional information, including the financial statement line items impacted by the adoption of ASU 2018-12, see page 28 of the 1Q23 Quarterly Supplement.

Selected Company-wide Financial Information

		Quarter ended		Mar 31, 2023 % Change from
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Earnings ($ in millions except per share amounts)
Net interest income	$13,336	13,433	9,221	(1)%	45
Noninterest income	7,393	6,601	8,507	12	(13)
Total revenue	20,729	20,034	17,728	3	17
Net charge-offs	564	560	305	1	85
Change in the allowance for credit losses	643	397	(1,092)	62	159
Provision for credit losses (a)	1,207	957	(787)	26	253
Noninterest expense	13,676	16,186	13,851	(16)	(1)
Income tax expense (benefit)	966	(29)	746	NM	29

Wells Fargo net income	$4,991	3,155	3,788	58	32
Diluted earnings per common share	1.23	0.75	0.91	64	35

Balance Sheet Data (average) ($ in billions)
Loans	$948.7	948.5	898.0	—	6
Deposits	1,356.7	1,380.5	1,464.1	(2)	(7)
Assets	1,863.7	1,875.2	1,919.4	(1)	(3)

Financial Ratios
Return on assets (ROA)	1.09%	0.67	0.80
Return on equity (ROE)	11.7	7.1	8.7
Return on average tangible common equity (ROTCE) (b)	14.0	8.5	10.4
Efficiency ratio (c)	66	81	78
Net interest margin on a taxable-equivalent basis	3.20	3.14	2.16
NM – Not meaningful
(a)Includes provision for credit losses for loans, debt securities, and interest-earning deposits with banks.
(b)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 1Q23 Quarterly Supplement.
(c)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
First Quarter 2023 vs. First Quarter 2022
◦Net interest income increased 45%, primarily due to the impact of higher interest rates, higher loan balances, and lower mortgage-backed securities premium amortization, partially offset by lower deposit balances
◦Noninterest income decreased 13%, driven by lower results in our affiliated venture capital and private equity businesses; a decline in mortgage banking income on lower originations and gain on sale margins, as well as lower gains from the resecuritization of loans purchased from securitization pools; lower asset-based fees in Wealth and Investment Management on lower market valuations; and lower deposit-related and investment banking fees. These decreases were partially offset by improved results in our Markets business
◦Noninterest expense decreased 1% driven by lower operating losses and the impact of efficiency initiatives, partially offset by higher personnel expense
◦Provision for credit losses in first quarter 2023 included a $643 million increase in the allowance for credit losses reflecting an increase for commercial real estate loans, primarily office loans, as well as an increase for credit card and auto loans

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Capital:
Total equity	$183.2	182.2	181.6
Common stockholders’ equity	161.9	161.0	159.9
Tangible common equity (a)	135.0	134.1	133.1
Common Equity Tier 1 (CET1) ratio (b)	10.8%	10.6	10.5
Total loss absorbing capacity (TLAC) ratio (c)	23.3	23.3	22.3
Supplementary Leverage Ratio (SLR) (d)	7.0	6.9	6.6

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	122%	122	119
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 1Q23 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 26-27 of the 1Q23 Quarterly Supplement for more information on CET1. CET1 for March 31, 2023, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for March 31, 2023, is a preliminary estimate.
(d)SLR for March 31, 2023, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for March 31, 2023, is a preliminary estimate.

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net loan charge-offs	$604	560	305
Net loan charge-offs as a % of average total loans (annualized)	0.26%	0.23	0.14

Total nonaccrual loans	$6,010	5,626	6,871
As a % of total loans	0.63%	0.59	0.75
Total nonperforming assets	$6,142	5,763	7,001
As a % of total loans	0.65%	0.60	0.77

Allowance for credit losses for loans	$13,705	13,609	12,681
As a % of total loans	1.45%	1.42	1.39
First Quarter 2023 vs. Fourth Quarter 2022
◦Commercial net loan charge-offs as a percentage of average loans were 0.05% (annualized), down from 0.06%. The consumer net loan charge-off rate increased to 0.56% (annualized), up from 0.48%, primarily due to higher net loan charge-offs in the credit card portfolio
◦Nonperforming assets increased $379 million, or 7%, driven by higher commercial real estate nonaccrual loans, partially offset by lower residential mortgage nonaccrual loans

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Mar 31, 2023 % Change from
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Earnings (in millions)
Consumer and Small Business Banking	$6,486	6,608	5,071	(2)%	28
Consumer Lending:
Home Lending	863	786	1,490	10	(42)
Credit Card	1,305	1,353	1,265	(4)	3
Auto	392	413	444	(5)	(12)
Personal Lending	318	303	293	5	9
Total revenue	9,364	9,463	8,563	(1)	9
Provision for credit losses	867	936	(190)	(7)	556
Noninterest expense	6,038	7,088	6,395	(15)	(6)

Net income	$1,841	1,077	1,770	71	4

Average balances (in billions)
Loans	$338.3	338.0	325.1	—	4
Deposits	841.3	864.6	881.3	(3)	(5)
First Quarter 2023 vs. First Quarter 2022
◦Revenue increased 9%
▪Consumer and Small Business Banking was up 28% driven by the impact of higher interest rates, partially offset by lower deposit balances. Deposit-related fees declined reflecting the elimination of non-sufficient funds fees and other efforts to help customers avoid overdraft fees
▪Home Lending was down 42% on lower mortgage banking income driven by lower originations and lower revenue from the resecuritization of loans purchased from securitization pools
▪Credit Card was up 3% driven by higher loan balances, including the impact of higher point of sale volume and new product launches, which included the impact of introductory promotional rates
▪Auto was down 12% driven by lower loan balances and loan spread compression
▪Personal Lending was up 9% on higher loan balances, partially offset by loan spread compression
◦Noninterest expense decreased 6% reflecting lower operating losses and personnel expense, including the impact of efficiency initiatives, partially offset by higher operating costs

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Mar 31, 2023 % Change from
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Earnings (in millions)
Middle Market Banking	$2,155	2,076	1,246	4%	73
Asset-Based Lending and Leasing	1,152	1,073	1,081	7	7
Total revenue	3,307	3,149	2,327	5	42
Provision for credit losses	(43)	(43)	(344)	—	88
Noninterest expense	1,752	1,523	1,531	15	14

Net income	$1,196	1,238	857	(3)	40

Average balances (in billions)
Loans	$222.8	218.4	194.4	2	15
Deposits	170.5	175.4	200.7	(3)	(15)
First Quarter 2023 vs. First Quarter 2022
◦Revenue increased 42%
▪Middle Market Banking was up 73% due to the impact of higher interest rates and higher loan balances, partially offset by lower deposit balances. Deposit-related fees declined driven by the impact of higher earnings credit rates, which result in lower fees for commercial customers
▪Asset-Based Lending and Leasing was up 7% driven by loan growth, partially offset by lower net gains from equity securities
◦Noninterest expense increased 14% primarily due to higher operating costs and personnel expense, partially offset by the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Mar 31, 2023 % Change from
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Earnings (in millions)
Banking:
Lending	$692	593	521	17%	33
Treasury Management and Payments	785	738	432	6	82
Investment Banking	280	317	331	(12)	(15)
Total Banking	1,757	1,648	1,284	7	37
Commercial Real Estate	1,311	1,267	995	3	32
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,285	935	877	37	47
Equities	437	279	267	57	64
Credit Adjustment (CVA/DVA) and Other	71	(35)	25	303	184
Total Markets	1,793	1,179	1,169	52	53
Other	41	45	22	(9)	86
Total revenue	4,902	4,139	3,470	18	41
Provision for credit losses	252	41	(196)	515	229
Noninterest expense	2,217	1,837	1,983	21	12

Net income	$1,818	1,692	1,258	7	45

Average balances (in billions)
Loans	$294.7	298.3	284.5	(1)	4
Deposits	157.6	156.2	169.2	1	(7)
First Quarter 2023 vs. First Quarter 2022
◦Revenue increased 41%
▪Banking was up 37% driven by stronger treasury management results reflecting the impact of higher interest rates and higher lending revenue, partially offset by lower investment banking fees reflecting lower market activity
▪Commercial Real Estate was up 32% reflecting the impact of higher interest rates and higher loan balances
▪Markets was up 53% due to higher trading results across all asset classes
◦Noninterest expense increased 12% driven by higher operating costs and personnel expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Mar 31, 2023 % Change from
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Earnings (in millions)
Net interest income	$1,044	1,124	799	(7)%	31
Noninterest income	2,637	2,571	2,958	3	(11)
Total revenue	3,681	3,695	3,757	—	(2)
Provision for credit losses	11	11	(37)	—	130
Noninterest expense	3,061	2,731	3,175	12	(4)

Net income	$457	715	465	(36)	(2)

Total client assets (in billions)	1,929	1,861	2,080	4	(7)

Average balances (in billions)
Loans	$83.6	84.8	84.8	(1)	(1)
Deposits	126.6	142.2	185.8	(11)	(32)
First Quarter 2023 vs. First Quarter 2022
◦Revenue decreased 2%
▪Net interest income was up 31% due to the impact of higher interest rates, partially offset by lower deposit balances as customers continued to reallocate cash into higher yielding alternatives
▪Noninterest income was down 11% on lower asset-based fees driven by a decrease in market valuations
◦Noninterest expense decreased 4% driven by lower revenue-related compensation and the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Mar 31, 2023 % Change from
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Earnings (in millions)
Net interest income	$16	78	(818)	(79)%	102
Noninterest income	5	7	942	(29)	(99)
Total revenue	21	85	124	(75)	(83)
Provision for credit losses	120	12	(20)	900	700
Noninterest expense	608	3,007	767	(80)	(21)

Net loss	$(321)	(1,567)	(562)	80	43
First Quarter 2023 vs. First Quarter 2022
◦Revenue decreased $103 million
▪Net interest income increased due to the impact of higher interest rates
▪Noninterest income decreased driven by lower results in our affiliated venture capital and private equity businesses. First quarter 2023 included $342 million of net losses on equity securities ($223 million pre-tax and net of noncontrolling interests)
◦Noninterest expense decreased reflecting the impact of business divestitures

Conference Call
The Company will host a live conference call on Friday, April 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 7928529#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsvbooth.com/wf1Qearnings0423.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, April 14 through
Friday, April 28. Please dial 1-800-813-5529 (U.S. and Canada) or 203-369-3826 (International/U.S. Toll) and enter passcode: 7515#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsvbooth.com/wf1Qearnings0423.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards or our strategic plans for the business;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
5 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 41 on Fortune’s 2022 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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